EXHIBIT 99.1


                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE


              ORPHAN MEDICAL LICENSES EUROPEAN SALES AND MARKETING
                RIGHTS FOR XYREM(R) TO CELLTECH PHARMACEUTICALS
         - AGREEMENT INCLUDES UPFRONT, MILESTONE, AND ROYALTY PAYMENTS-


MINNEAPOLIS - October 30, 2003 - Orphan Medical Inc. (Nasdaq: ORPH) announced that it has licensed European sales and marketing rights for Xyrem(R) (sodium oxybate) oral solution to Celltech Pharmaceuticals, a division of Celltech Group plc (LSE: CCH; NYSE: CLL). Orphan Medical received U.S. Food and Drug Administration (FDA) approval in July 2002 to market Xyrem as a treatment for cataplexy (a chronic neurological disorder characterised by sudden episodes of muscle weakness triggered by emotional changes) in patients with narcolepsy. Celltech has indicated that it expects to file a Xyrem marketing authorization application for the cataplexy indication in Europe in early 2004 and, upon approval, will use its specialist sales forces to market the product to the target audience of neurologists and sleep specialists.

John Bullion, CEO of Orphan Medical, commented: "We are delighted to have Celltech as our European partner. Their specialist expertise and commercial capabilities are impressive and well suited to Xyrem. After its first year on the market in the United States, Xyrem continues to demonstrate its efficacy in patients with narcolepsy and its safety profile is consistent with our clinical experience. Xyrem is a very important medication in addressing an unmet medical need and Celltech's involvement will help enhance its positive role in sleep medicine. We look forward to collaboration with Celltech to maximize the commercial potential of this life changing product."

Under the terms of the agreement, Celltech will be responsible for the registration, sales and marketing of Xyrem in Europe. Celltech has made an upfront payment of $2.5 million to Orphan Medical and will make further payments of up to $6 million tied to product development milestones and up to $7 million tied to sales-related milestones. Celltech will also pay Orphan Medical a royalty on sales of the product which will begin no earlier than 2005. The licensing agreement includes the use of Xyrem in narcolepsy and provides Celltech with rights to negotiate in regard to other potential future indications including fibromyalgia syndrome.

Ingelise Saunders, CEO of Celltech Pharmaceuticals, commented: "Xyrem fits well with our existing specialist-focused sales and marketing activities and will provide further critical mass to our European pharmaceutical business. Celltech already has considerable physician contact in the neurology field through its Equasym (methylphenidate) range of attention deficit disorder products and other neurological products, and Xyrem will complement this well."


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In placebo-controlled Phase III studies Xyrem demonstrated a statistically significant median reduction of 70 percent in episodes of cataplexy in a four-week treatment period. Common side effects included nausea, headache, vomiting and dizziness. Xyrem is also being assessed by Orphan Medical as a treatment for further disease indications, such as excessive daytime sleepiness associated with narcolepsy and fibromyalgia. Xyrem has been granted Orphan Drug designation in Europe, which provides a 10-year period of marketing exclusivity upon approval.

Dr Adrian Williams, Medical Director at St. Thomas' Hospital Sleep Disorder Centre in London, commented "Cataplexy is a chronic and debilitating condition affecting patients ability to function in normal social situations, with very limited treatment options available at present. We welcome the potential for bringing this important new treatment option to cataplexy patients in Europe. "

Narcolepsy is characterised by an excessive daytime sleepiness, that can be complicated by an irresistible tendency to fall asleep, even in unlikely circumstances such as the middle of a conversation or at a meal. Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. In its most severe form, cataplexy can cause a person to collapse. It may last for a few seconds or several minutes. Cataplexy is estimated to affect 60-90% of narcoleptic patients.

CONTACTS:

FOR ORPHAN MEDICAL:
Tim McGrath       CFO                                             (952) 513-6900
David Folkens     Corporate Communications                        (952) 513-6994

FOR CELLTECH:
Peter Allen       Deputy CEO and CFO                        (44) (0) 1753 534655
Richard Bungay    Director of Corporate Communications

Jon Coles         Brunswick                                (44) (0) 207 404 5959
Wendel Carson     Brunswick

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon diseases treated by specialist physicians. Xyrem(R) (sodium oxybate) oral solution which is the first and only approved treatment for cataplexy associated with narcolepsy. Orphan Medical is also conducting trials evaluating Xyrem in the treatment of excessive daytime sleepiness associated with narcolepsy. Orphan Medical intends to build a strong presence in the sleep and central nervous system (CNS) markets. Orphan Medical's Internet Web site address is www.orphan.com

Celltech Group plc (LSE: CCH; NYSE: CLL) is one of Europe's largest biotechnology companies, with an innovative development pipeline funded by its profitable, cash-generative pharmaceutical business. Celltech also possesses drug discovery capabilities of exceptional strength, including a leading position in antibody engineering. More details can be found at www.celltechgroup.com


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The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.